BREAN CAPITAL, LLC 570 Lexington Avenue New York, NY 10022-6822 www.breancapital.com

March 6, 2013

STRICTLY PRIVATE

AND CONFIDENTIAL

Dr. Phillip P. Chan

Chief Executive Officer and President

CytoSorbents Corporation

7 Deer Park Drive, Suite K

Monmouth Junction, NJ 08852

Dear Dr. Chan:

This letter will confirm that Brean Capital, LLC ("BC") is hereby authorized to represent CytoSorbents Corporation (the "Company") as their financial or strategic advisor, including underwriter, (the “Advisor”) for a period commencing upon the execution of this letter agreement (the "Agreement") and subject to cancellation by twenty (20) days written notice; provided that no such notice may be given by the Company for a period of 45 days after the date hereof.

I.	Performance of Service

The Advisor agrees to work with the Company in attempting to consummate a financing or strategic transaction which is satisfactory to the Company (the “Transaction”). In their capacity as Advisor in connection with the any Transaction, the Advisor shall endeavor to: familiarize itself with the business, operations, properties, financial condition, management and prospects of the Company; introduce the Company to potential financial and strategic investors or intermediaries (“Investors”); assist the Company in any discussions and negotiations with potential Investors; assist the Company in closing a transaction; and provide such other financial advisory and investment banking services in connection with this Agreement upon which the parties may mutually agree.

The Company will ensure the accuracy of any information provided to the Advisor during the term of this Agreement and that it will not contain any untrue statement or omit to state a material fact required to make the information not misleading. The Company will advise the Advisor immediately of the occurrence of any event or any other change known to the Company which results in the information containing an untrue statement of a material fact or omitting to state a material fact required to be stated or necessary to make the information not misleading.

The Company agrees that the Advisor may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in a Transaction completed pursuant to this Agreement.

II.	Compensation for Services

The Company agrees that should it consummate a Transaction pursuant to this Agreement from the Effective Date through a period lasting until one year from cancellation of the Agreement (the “Agreement Tail”) with any party or parties with whom the Advisor has been in contact and discussed the Company, as documented by an ongoing list to be provided regularly to the Company during the Term hereof, the Company shall pay to the Advisor, or cause the Advisor to be paid, at the closing of such transaction, a cash fee equal to (i) 6% of the gross proceeds raised in any financing or financial advisory transaction or (ii) the greater of $300,000 or 3% of the merger consideration.

Dr. Phillip P. Chan

March 6, 2013

In addition to the foregoing, the Company shall issue to the Advisor or its designees at the Closing, a warrant (the “Advisor’s Warrant”) allowing them to purchase, at its option, such number of shares of common stock in an amount equal to 3% of the shares sold pursuant to any such Transaction at a price equal to 120% of the price paid in the Transaction (excluding the over-allotment option). The Advisor’s Warrant will be exercisable at any time before the fifth anniversary of the date of issue and will, among other things: (i) be transferable or issuable (at the Advisor’s option in compliance with applicable securities laws) to employees, officers and directors of the Advisor, or their affiliates, or designees of the Advisor, (ii) permit exercise on a cashless basis, (iii) grant the Advisor unlimited piggyback registration rights (with all related costs the responsibility of the Company), (iv) be non-callable and (v) contain such other terms as are customarily included in warrants of this type. Also, the Advisor will be afforded the indemnification protections granted to the investors as part of the agreement governing the registration of the investor securities sold in the transaction, as a third party beneficiary to such provisions. We expressly agree that this paragraph is intended to grant to the Advisor the right, through the terms of its Advisor’s Warrant, to acquire or receive, on pari passu basis, each and every type of security or instrument issued, sold or granted to the investors introduced by Advisor up to the amount described herein. The number of shares underlying the Advisor’s Warrant shall be reduced if necessary to comply with FINRA rules or regulations.

An Underwriting Agreement will provide that the Company will grant to the Underwriter an option, exercisable within 30 days after the closing of the Offering (“Closing”), to acquire up to an additional 15% of the total number of Shares to be offered by the Company in the Offering, solely for the purpose of covering over-allotments (the “Over-allotment Shares”).

Regardless of which party elects to terminate its further participation in the proposed transaction contemplated, upon such termination, the Company agrees to reimburse the Advisor for the full amount of its actual accountable, out-of-pocket expenses incurred to such date for all such reasonable expenses (which expenses will include, but will not be limited to, all reasonable fees and disbursements of Advisor’s counsel relating to travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses. Any and all individual expenses in excess of $500 shall require pre-approval by the Company.

Additionally, the Company shall be entitled to terminate this Agreement and Agreement Tail without further financial or other obligation if Jeffrey Sacher is no longer actively engaged on and leading the team of BC employees performing the services for the Company.

Fees are payable in full, without discount or reduction, in cash on the closing of any transaction pursuant to this Agreement, if, as and when the Company receives the money, except fees related to contingent payments which shall be payable when and at any time such payments are received. Any fees not paid when due will accrue interest, to the extent permitted by applicable law, at a rate of 12% per year and the Company will be responsible for all legal fees incurred by the Advisor in collecting such fees.

Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation hereunder to pay any fees or issue any warrants to BC that would not comply with FINRA. In the event of such a conflict, the Company and BC agree to negotiate in good faith new compensation terms for BC.

Dr. Phillip P. Chan

March 6, 2013

III.	Other Transactions

Provided Advisor has introduced investors with whom a financing of $2 million or more is successfully concluded, then for the period commencing at the Closing of said investment and ending on the one year anniversary of the that date, if the Company proposes to effect any Offering (a “Subject Transaction”), the Company agrees to offer to engage BC as a lead or co-lead managing underwriter, or lead or co-lead placement agent, as the case may be, in connection with such Subject Transaction on terms and conditions customary for similar transactions and reasonably acceptable to BC and the Company. The Company’s engagement of BC in any of the foregoing roles need not be exclusive and the Company’s obligations under this section will be deemed to be satisfied if BC is given an opportunity to participate in a Subject Transaction as lead or co-lead managing underwriter or lead or co-lead placement agent. In addition, the Company shall only be obligated to make such an offer to BC if Jeffrey Sacher is then employed by BC and will be actively engaged on and leading the team of BC employees performing services for the Company in connection with such Subject Transaction. If any such proposal is not accepted by BC, but later modified so that the terms are made more favorable, the Company will re-submit such proposal in writing to BC and BC will be subject to the same five business day notice provision. BC’s election not to exercise its right with respect to a particular proposed transaction will not adversely affect its rights hereunder with respect to any other proposed transaction of the Company during the 12 month period referred to above; provided that the transaction proposed to BC and declined by BC is not consummated pursuant to the same terms proposed to BC.

BC may decline any engagement with respect to a Subject Transaction in its sole and absolute discretion. The terms of any such engagements shall be set forth in separate agreements and may be subject to, among other things, satisfactory completion of due diligence by BC, market conditions, the absence of adverse change to the Company’s business or financial condition, approval of BC’s internal committee and any other conditions that BC may deem appropriate for transactions of such nature. The Company will notify BC in writing of its intention to pursue such a Subject Transaction, and BC will advise the Company promptly of BC’s election to exercise its right (but in any event no later than five business days following the submission of the Company’s notice to BC).

IV.	Offering Expenses

The Company shall be responsible for and pay all expenses relating to any offering (“Offering”), except where noted, including, without limitation:

(a)         all filing fees and communication expenses relating to the registration of the shares to be sold in the Offering (including the Over-allotment Shares) with the Commission;

(b)         all COBRA Desk filing fees associated with the review of the Offering by FINRA;

(c)         all fees and expenses relating to the listing of such shares on such stock exchanges as the Company and the Advisor (Underwriter) together determine;

(d)         all fees, expenses and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as may be required by law (including, without limitation, all filing and registration fees, );

(e)         the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriter’s Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses utilized in any offering.

Dr. Phillip P. Chan

March 6, 2013

(f)         the costs of preparing, printing and delivering certificates representing the shares;

(g)         fees and expenses of the transfer agent for the shares;

(h)         stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Underwriter;

(i)         the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives.

(j)         The costs of actual “road show” expenses for the offering as pre-approved by the Company and all costs associated with one or more “road show” marketing trips, up to a total of $10,000, based on appropriate documentation and receipts, while the Commission is reviewing the Registration Statement. All parties and their respective officers, directors and related parties will abide by all rules and regulations of the Commission relating to public offerings and public statements (i.e. “gun jumping”).

V.	Press Announcements

At any time after the consummation or other public announcement of a transaction completed pursuant to this Agreement, and with the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed), the Advisor may place an announcement in such newspapers and publications as it may choose, stating that the Advisor has acted as financial advisors and placement agents to the Company in connection with the transaction; provided, however, the Advisor will not need prior written approval from the Company for the initial disclosure of their participation in such Transaction, including, without limitation, the placement of the initial “tombstone” advertisements in financial and other newspapers and journals. The cost of such announcements shall be borne by the Advisor.

VI.	Successors and Assigns

The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, the Company shall not assign to an unaffiliated third party any of its obligations hereunder without the express written consent of the Advisor.

VII.	Authority

The Company represents and warrants to the Advisor that Phillip P. Chan is the Chief Executive Officer and President of the Company and is authorized on behalf of the Company to execute this Agreement and to consummate the potential transaction described herein, and the execution of this Agreement will not conflict with or breach the certificate or articles of incorporation or by-laws of the Company or any agreement to which the Company is a party.

Dr. Phillip P. Chan

March 6, 2013

VIII.	Arbitration Provision

Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the Financial Industry Regulatory Authority (“FINRA”) in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgment upon any award rendered may be entered in any court having jurisdiction.

IX.	Notices

All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to BC, to 570 Lexington Avenue, New York, New York 10022, Attention: Jeffrey Sacher; and if to the Company, 7 Deer Park Drive, Suite K, Monmouth Junction, NJ 08852, Attention: Phillip P. Chan.

X.	Indemnification

Incorporated by reference to Addendum I.

XI.	Entire Agreement

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to the Advisor (and keeping a duplicate for your files). This Agreement shall be effective after your acceptance below and its receipt by the Advisor at its address set forth on this letter.

Sincerely,

BREAN CAPITAL, LLC

Jeffrey Sacher
Managing Director

CYTOSORBENTS CORPORATION

Phillip P. Chan
Chief Executive Officer and President

Accepted and agreed as of

6th day of March 2013

Dr. Phillip P. Chan

March 6, 2013

Addendum I – Indemnification

1.The Company shall:

a.	Indemnify the Advisor, their parents, affiliates and/or subsidiaries and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by the Advisors hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the negligence, bad faith or willful misconduct of one or more of the Indemnified Parties; and

b.	Reimburse the Indemnified Parties for legal or other expenses up to $25,000 reasonably incurred by them prior to the commencement of a lawsuit, such as in connection with investigating, and preparing to defend lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by the Advisor hereunder; provided, however, that in the event a final arbitral or judicial determination is made to the effective breach specified in subparagraph (a) above, the Indemnified Parties will remit to the Company any amount reimbursed under this paragraph (b).

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whenever a claim is made by a third party against the Advisors whether or not the Indemnified Parties are a formal party of any such lawsuits, claims or other proceedings, that the Indemnified Parties are each entitled to retain separate counsel of their choice in connection with any of the matters to which such commitments relate (including a local counsel for each) and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party provided, however, that the total legal and other expenses indemnified pursuant to paragraph (b) above shall not exceed the total collective sum of $25,000.

2. The Advisor shall:

a.	Indemnify the Company, its parents, affiliates and/or subsidiaries and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Indemnified Parties may become subject arising from claims and/or legal actions of third parties relating to the rendering of services by the Advisor to the Company hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the negligence, bad faith or willful misconduct of one or more of the Indemnified Parties; and

b.	Reimburse the Indemnified Parties for legal or other expenses up to $25,000 reasonably incurred by them prior to the commencement of a lawsuit, in connection with investigating, preparing to defend lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by the Advisor to the Company hereunder; provided, however, that in the event a final arbitral or judicial determination is made to the effect specified in subparagraph (a) above, the Indemnified Parties will remit to the Advisor any amount reimbursed under this paragraph (b).

Dr. Phillip P. Chan

March 6, 2013

The Advisor agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whenever a claim is made by a third party against the Advisors whether or not the Indemnified Parties are a formal party of any lawsuit, claim or other proceedings, that the Indemnified Parties are each entitled to retain separate counsel of their choice in connection with any of the matters to which such commitments relate (including a local counsel for each) and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party provided, however, that the total legal and other expenses indemnified pursuant to paragraph (b) shall not exceed the total collective sum of $25,000.

Further, the Company and the Advisor agree that if any indemnification or reimbursement sought by the Advisor of the Company is finally judicially determined to be unavailable then, whether or not the Advisor is entitled to indemnification or reimbursement, the Company and the Advisor shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and the Advisor on the other, in connection with the transaction to which such indemnification or reimbursement is related, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Indemnified Parties exceed the amount of the fee actually received by the Advisor hereunder. The Advisor hereunder shall be held severally, and not jointly, liable for any losses, claims, damages, liabilities, expenses, and benefits arising out of or relating to this Agreement.

The provisions hereof shall survive any termination of this Agreement